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                                                               Exhibit 99.(h)(2)

                               LICENSE AGREEMENT
                               -----------------

          LICENSE AGREEMENT effective as of February ___, 2000 ("Effective Date"), by and between Salomon Smith Barney, Inc. ("SSB"), a Delaware corporation having an office at 388 Greenwich Street, New York, New York 10013, and SSBC Index Series, Inc. ("Licensee"), a Maryland corporation having an office at 388 Greenwich Street, New York, NY 10013.

          WHEREAS, SSB compiles, calculates, maintains, and owns rights in and to a composite stock index known as the Salomon Smith Barney "T" Series Internet Index and to the proprietary data therein contained (such rights being hereinafter individually and collectively referred to as the "T Series Index"); and

          WHEREAS, SSB uses in commerce and owns trade name and trademark rights to the designations "Salomon Smith Barney," "SSB," and "Salomon Smith Barney T Series Internet Index" in connection with the T Series Index (such trade names, trademarks and rights being individually and collectively referred to as the "SSB Marks"); and

          WHEREAS, Licensee now wishes to use the T Series Index in connection with the investment operation and offering of its initial series, Internet Index Shares (the "Fund"); and
          WHEREAS, Licensee now wishes to use the SSB Marks for disclosure under federal and state securities laws to indicate that SSB is the source of the T Series Index; and

          NOW, THEREFORE, it is agreed as follows:
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        1.  Grant of License.
            ----------------

            (a) Subject to the terms and conditions of this Agreement, SSB hereby grants to Licensee a non-transferable, non-exclusive license: (i) to use the T Series Index in connection with the Fund; and (ii) to use and refer to the T Series Index and SSB Marks in the United States in registration statements and prospectuses in connection with the marketing and promotion of the Fund and to make such disclosure and use of such documents as Licensee deems necessary or desirable under federal and state securities laws, and in other offering and promotional material in connection with the Fund in order to indicate the source of the T Series Index.

            (b) Licensee acknowledges that the T Series Index and SSB Marks are the exclusive property of SSB, and that the T Series Index and its compilation and composition and changes thereof are in the exclusive control and exclusive discretion of SSB.

            (c) Except as otherwise specifically provided herein, this Agreement shall not transfer to Licensee any right to, or interest in, the SSB Marks or T Series Index, or in any copyright, trademark or proprietary rights pertaining thereto.

        2.  Term.  This Agreement shall become effective upon the Effective Date
            ----
and shall unless and until terminated in accordance with paragraph 4 thereafter remain in full force and effect for the life of the Fund, so long as the Fund continues to utilize the T Series Index and the SSB Marks.

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        3.  License Fees.
            ------------

            (a) In consideration of the rights granted, and services performed by SSB under Agreement, Licensee shall pay SSB a license fee at the annual rate of 0.03% of the average daily net assets of the Fund ("Usage Fee").

            (b) In further consideration of the rights granted, and services performed, by SSB under this Agreement, Licensee shall also pay SSB an index compilation fee at the annual rate of 0.03% of the average daily net assets of the Fund for maintenance and rebalancing of the index ("Compilation Fee") (the Usage Fee and Compilation Fee are collectively referred to as the "License Fee(s)").

            (c) Both the Usage Fee and Compilation Fee are payable quarterly in arrears on the first business day of each calendar quarter. The License Fees for the period from the date the Fund commences its investment operations to the end of the first quarter of operation shall be pro-rated according to the proportion that such period bears to the full quarterly period.

            (d) Licensee shall provide SSB with full documentation in support of Licensee's calculation of the License Fees paid to SSB by Licensee under this paragraph 3. SSB shall have the right, in its discretion, to inspect and audit at SSB's sole expense Licensee's records, upon advance written request to Licensee during normal business hours, to verify the accuracy of the License Fee calculations performed by Licensee.

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            4.  Termination.
                -----------

                (a) In the case of material breach of any of the terms and conditions of this Agreement by either party, the other party may terminate this Agreement by giving thirty (30) days prior written notice, and the Agreement shall be terminated if the breaching party shall not have corrected such material breach within the notice period.

                (b) SSB shall have the right, in its sole discretion to cease compilation and publication of the T Series Index and, in such event, to terminate this Agreement, provided, however, that SSB does not replace the T Series Index or substitute another SSB index to track the performance of Internet stocks. In the event that SSB intends to discontinue the T Series Index, SSB shall give Licensee at least one (1) year's written notice prior to such discontinuance, which notice shall specify whether a replacement or substitute index will be available. In such event, Licensee shall have the option to use such new index under this Agreement provided Licensee exercises its option hereunder within sixty (60) days of receiving written notice from SSB respecting the replacement index. Unless Licensee exercises such option, Licensee's obligations to make any further License Fee payments to SSB hereunder with respect to the discontinued T Series Index shall terminate as of the effective date of the termination described above provided all License Fee payments due SSB as of such date have been fully paid by Licensee.

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             (c)  Licensee may terminate this Agreement at the end of any calendar quarter, provided that it has given SSB at least ninety (90) days written notice of its intention to do so.

             (d) Termination as herein provided shall not relieve Licensee of its obligation to pay the License Fees, if any, relating to periods prior to termination, at the time and in the amount provided in subparagraph 3(c) above.

             (e) Upon termination of this Agreement as provided in this paragraph 4, Licensee shall not use the SSB Marks or the T Series Index in connection with any new series it may offer.

        5.  SSB Obligations.
            ---------------

            (a) Employees of SSB who are directly responsible for changes in the components of the T Series Index shall be expressly prohibited by SSB from directly or indirectly purchasing or beneficially owning any interest in the Fund.

            (b) In accordance with the limitations set forth in paragraph 9(c) herein, SSB shall not and is in no way obliged to engage in any marketing or promotional activities in connection with the sale of the Fund or in making any representation or statement in connection with the sale by Licensee of the Fund to holders or prospective Fund holders.

        6.  Licensee Obligations.
            --------------------

            (a) Licensee shall use its best efforts to protect the goodwill and reputation of SSB and of the SSB Marks in connection with their use under this Agreement, and use the

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SSB marks at a level of quality at least as high as that established prior to the date of this Agreement.

               (b) Licensee shall use the SSB Marks and T Series Index in compliance with the terms and conditions of this Agreement to ensure that SSB's rights in the SSB Marks and T Series Index are in no way diminished and/or jeopardized and to ensure that the public is in no way confused or misled as to such rights.

        7.  Protection of Value of License.
            ------------------------------

            (a) During the term of this Agreement, SSB shall use its best efforts to obtain and/or to maintain in full force and effect all federal and state registrations, if any, of the SSB Marks and shall at SSB's own expense and sole discretion exercise SSB's common law and statutory rights against any infringement of the SSB Marks and/or T Series Index, copyrights or other proprietary rights insofar as such infringements conflict with or impair Licensee's rights and privileges hereunder.

            (b) In the event that SSB is informed by Licensee or otherwise learns that a third party intends to market, or is marketing to the public an index fund based upon the T Series Index in violation of rights of Licensee and SSB in the T Series Index and/or SSB Marks, SSB shall use reasonable efforts to prevent and/or stop any such third party from marketing such a fund, including, if SSB considers it advisable, initiating litigation against such third party in the event that the third party refuses to cease offering such a fund. In the event that

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SSB is unsuccessful in its efforts to prevent any such use of the T Series Index and SSB Marks by any such third party, SSB and Licensee agree to enter into good faith negotiations to establish a reduction in the License Fees payable by Licensee to SSB.

             (c) Licensee shall reasonably cooperate with SSB, at SSB's sole cost and expense, in the maintenance of such rights and registration, including any reasonable proprietary notices required by SSB, and in any such litigation without compensation to Licensee, except for ordinary expenses, and shall do such acts and execute such instruments as are reasonably necessary and appropriate to such purposes.

        8.  Proprietary Rights.  Licensee acknowledges that the T Series Index
            ------------------
is selected, arranged and prepared by SSB through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by SSB. Licensee also acknowledges that the SSB Marks and T Series Index are valuable assets of SSB and, therefore, with respect to such information which is received by Licensee pursuant to this Agreement, Licensee shall take such security measures as it takes to protect its own proprietary data, provided such actions are reasonable, to prevent any use other than as authorized herein.

       9.  Warranties; Disclaimers.
           -----------------------

           (a) SSB represents and warrants that SSB is the owner of, and has the right to grant the licenses contained in this Agreement to Licensee to use the SSB Marks and the T Series Index, as provided herein. SSB further represents and warrants

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that to its knowledge, the SSB Marks and the T Series Index do not infringe any intellectual property rights of any third party.

               (b) SSB shall promptly correct, or instruct its agent to correct, any mathematical errors made in SSB's computation of the T Series Index which are brought to SSB's attention by Licensee, provided that nothing in this paragraph 10(b) shall give Licensee the right to exercise any judgment or require any changes with respect to-the methods of composing, calculating or determining the T Series Index.

               (c) SSB shall obtain information for inclusion in or for use in the calculation of the T Series Index from sources which SSB considers reliable, but SSB does not guarantee the accuracy and/or the completeness of the T Series Index or any data included therein. SSB DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE T SERIES INDEX OR ANY DATA INCLUDED THEREIN AND SSB SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. SSB MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE FUND, OWNERS OF THE FUND, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE T SERIES INDEX OR ANY DATA INCLUDED THEREIN. SSB MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE T SERIES INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL SSB HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. The Fund's

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prospectuses or statements of additional information filed with the SEC shall expressly include the disclaimer language contained in this paragraph 10(c).

        (d) Neither party shall have any liability for lost profits or consequential damages arising out of this Agreement.

        (e) The provisions of this paragraph 10 shall survive any termination of this Agreement.

    10.  Indemnification.
         ---------------

         (a) SSB agrees to defend, by counsel of its choosing, indemnify and hold Licensee harmless from any and all claims, proceedings and damages arising from claims that Licensee's permitted use of the T Series Index or SSB Marks infringe upon the intellectual property rights of any third party, provided that SSB is given written notice of such claim. Licensee shall have the option, at its own expense to participate in the defense of such claim.

        (b) Each party shall defend by counsel of its choosing, indemnify and hold harmless the other party from any and all claims, proceedings and damages arising out of any personal injury or damage to tangible personal property caused by the negligence or intentional misconduct of personnel of the indemnifying party in the course of their performance under this Agreement. The indemnified party shall have the option, at its own expense to participate in the defense of such claim.

        (c) Each party shall comply with all federal, state and local government rules, regulations, ordinances and

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laws, now or hereafter in effect, relating to the performance of its obligations under the Agreement, and agrees to indemnify and to hold the other party harmless from any and all liability loss, cost and expense arising out of or resulting from its failure to comply with any such rules, regulations ordinances or laws.

         11.  Force Majeure.  Neither SSB nor Licensee shall bear any
              -------------
responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act of governmental authority, act of the public enemy or due to war, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike or other work stoppage or slow down), severe or adverse weather conditions or other cause beyond the reasonable control of the party so affected.

        12.  Other Matters.
             -------------

             (a) This Agreement is solely and exclusively between the parties as presently constituted and shall not be assigned or transferred by either party, without the prior written consent of the other party, and any attempt to so assign or transfer this Agreement, without such written consent, shall be null and void .

             (b) This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous agreements between the parties with

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respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements or understandings except as provided herein.


                (c) No breach, default or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

                (d) All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered by hand or five (5) days after mailing, postage prepaid, by registered or certified mail, return receipt requested, to the below address or such addresses as either party shall specify by a written notice to the other.

Notice to SSB:                       Salomon Smith Barney Inc.
-------------                        388 Greenwich Street, 20th Fl.
                                     New York, NY  10013
                                     Attn: General Counsel


Notice to Licensee:                  SSBC Index Series Inc.
------------------                   c/o SSBC Fund Management Inc.
                                     388 Greenwich Street, 22nd Fl.
                                     New York, NY  10013
                                     Attn:

                (e) This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York, and shall be binding upon the parties hereto and their successors and consented assigns.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

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                              SALOMON SMITH BARNEY, INC.

                              By:____________________________
                              Title:_________________________



                              SSBC INDEX SERIES, INC.

                              By:____________________________
                              Title:_________________________

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